GREENLIGHT CAPITAL RE, LTD.
AMENDED AND RESTATED
2004 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (the “Agreement”) is made, effective as of the 15th day of March 2018 (the “Grant Date”), between Greenlight Capital Re, Ltd., a Cayman Islands exempted company (the “Company”) and Simon Burton (the “Grantee”).
RECITALS:
WHEREAS, the Company has adopted the Greenlight Capital Re, Ltd. Amended and Restated 2004 Stock Incentive Plan (as it may be amended from time to time, the “Plan”) pursuant to which awards of restricted Class A ordinary shares of the Company (the “Shares”) may be granted;
WHEREAS, the Grantee entered into an employment agreement with the Company and Greenlight Reinsurance, Ltd., dated June 1, 2017 (the “Employment Agreement”) pursuant to which he is eligible to receive an annual grant of restricted Shares following the end of each calendar year of Employment (as defined in the Employment Agreement); and
WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to grant the award of restricted Shares provided for herein (the “Restricted Stock Award”) to the Grantee in recognition of the Grantee’s services to the Company, such grant to be subject to the terms set forth herein.
NOW, THEREFORE, in consideration for the services rendered by the Grantee to the Company and the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.Grant of Restricted Stock Award. Pursuant to Section 7(b) of the Plan, the Company hereby issues to the Grantee on the Grant Date a Restricted Stock Award consisting of, in the aggregate, 30,660 Shares in the capital of the Company (hereinafter called the “Restricted Shares”) having the rights and subject to the restrictions set out in the Articles of Association of the Company, this Agreement and the Plan. The Restricted Shares shall vest in accordance with Section 4 hereof.
2.    Incorporation by Reference. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have the authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon the Grantee and his legal representative in respect of any questions arising under the Plan or this Agreement.
3.    Restrictions. Except as otherwise provided in the Plan or this Agreement, the Restricted Shares may not, any time prior to becoming vested, be assigned, alienated, pledged,

attached, sold or otherwise transferred or encumbered by the Grantee and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall result in such Shares being mandatorily repurchased for par value and cancelled by the Company. In such case, all of the Grantee’s rights to such Shares shall immediately terminate.
4.    Earned Restricted Shares; Vesting; Termination of Employment.
(a)    Earned Restricted Shares. Subject to Sections 4(c) and 4(d), the number of Restricted Shares earned, if any (the “Earned Restricted Shares”) shall be based upon the cumulative all-in Combined Ratio (as defined below) for the period between July 1, 2017 and December 31, 2022 (the “Performance Period”), as modified by the Adjusted Measurement (as defined below), to the extent applicable, and is determined as follows:

Combined Ratio	Number of Earned Restricted Shares
97% or Less	30,660
Above 97% and less than 102%	Determined based on linear interpolation between the points
102% and Higher	0

The “Combined Ratio” is a ratio whereby: (i) the numerator is the cumulative sum over the Performance Period of (1) losses incurred, (2) acquisition costs, (3) all general and administrative expenses and (4) any reinsurance income/expense reported as Other Income/Expense in the Company’s audited financial statements to be reported in the Company’s Annual Report on Form 10-K (the “Financial Statements”) and (ii) the denominator is the cumulative sum of the earned premiums during the Performance Period.
The Combined Ratio will be determined by the Committee after the end of the Performance Period, but prior to March 15, 2023 (the “Vesting Date”), based on calculations performed by the Company based on the Financial Statements (such actual date of determination, the “Determination Date”).

(b)
Vesting. Subject to Sections 4(c) and 4(d), the restrictions described in Section 3 above will lapse on the Vesting Date with respect to any Earned Restricted Shares. Any Restricted Shares that do not become Earned Restricted Shares will be automatically repurchased for par value and cancelled by the Company on the Determination Date and all of the Grantee’s rights to such Shares shall immediately terminate.

(c)    Termination without Cause or due to death, Disability or Good Reason. In the event of (i) the termination of the Grantee’s Employment by the Company without Cause (as defined in the Employment Agreement) (including the Company’s election to not renew the then current term of the Employment Agreement on equivalent terms upon the expiration of such term), (ii) the termination of Grantee’s Employment by the Grantee for Good Reason (as defined in the Employment Agreement), (iii) upon the Grantee’s death or Disability (as defined in the Employment Agreement), or (iv) the Grantee satisfies the Retirement Conditions (as defined in the Employment) throughout the Performance Period, in each case, prior to the Vesting Date, the Restricted Shares will remain outstanding and eligible to be earned and vested in accordance with Sections 4(a) and 4(b) herein; provided, that, the number of Earned Restricted Shares, if any, will be determined based only upon the number of full calendar years of Employment during the Performance Period and the Combined Ratio will be adjusted for any loss development related to any business written during or prior to the Employment Period (as defined in the Employment Period) until the expiration of the Performance Period (the “Adjusted Measurement”).
(d)    All other Terminations. Except as otherwise set forth in Section 4(c) above, if the Grantee’s Employment terminates for any reason on or prior to the Vesting Date, the Restricted Shares (whether or not Earned Restricted Shares) will be automatically repurchased for par value and cancelled by the Company and all of the Grantee’s rights to such Shares shall immediately terminate.
5.    Tax Withholding. The Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan the amount of taxes required by law to be withheld therefrom, or to require the Grantee to pay the Company in cash such amount required to be withheld. The Grantee may satisfy any foreign, federal, state or local tax withholding obligation relating to the acquisition of Shares under this Restricted Stock Award by any of the following means (in addition to the Company’s right to withhold or to direct the withholding from any compensation paid to the Grantee by the Company or by an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold vested Restricted Shares otherwise deliverable to the Grantee hereunder; provided, however, that no Restricted Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by applicable law, except to the extent that to do so will not result in adverse accounting consequences; or (iii) transferring to the Company or to an Affiliate for repurchase for the aggregate sum of US$1.00, owned and unencumbered Shares with a Fair Market Value equal to the amount of the applicable tax liability in exchange for the Company’s or Affiliate’s commitment to remit such amounts to the taxing authority.
6.    Rights as Shareholders; Dividends. The Grantee shall be the record owner of the Restricted Shares unless and until such Shares are repurchased pursuant to Section 4 hereof or sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company, including, without limitation, voting rights, if any, with respect to the Restricted Shares and the right to receive dividends, if any, while the Restricted Shares are held in custody.
7.    Certificates. Reasonably promptly following the Grant Date, the Company shall cause to be issued to the Grantee a certificate in respect of the Restricted Shares which shall bear the following (or a similar) legend in addition to any other legends that may be required under federal or state securities laws:
“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS

(INCLUDING FORFEITURE) CONTAINED IN THE GREENLIGHT CAPITAL RE, LTD. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN AND THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF MARCH 15, 2018 ENTERED INTO BETWEEN THE REGISTERED OWNER AND GREENLIGHT CAPITAL RE, LTD. A COPY OF THE PLAN AND THE AWARD AGREEMENT ARE ON FILE AT THE OFFICES OF GREENLIGHT CAPITAL RE, LTD.”
The Committee shall require that the certificate evidencing such Shares be delivered upon issuance to the Company or such other depository as may be designated by the Committee as a depository for safekeeping until the Shares are repurchased or until the restrictions set forth herein and in the Plan lapse. At the expiration of the restrictions, the Company shall deliver to the Grantee (or his legal representative, beneficiary or heir, if applicable) share certificates for the Shares deposited with it free from legend except as otherwise provided by the Plan or as otherwise required by applicable law.
8.    Compliance with Laws and Regulations. The issuance and transfer of the Restricted Shares shall be subject to compliance by the Company and the Grantee with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed at the time of such issuance or transfer.
9.    Stop-Transfer Instructions. The Grantee agrees that, to ensure compliance with the restrictions imposed by this Agreement, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
10.    Refusal to Transfer. The Company will not be required to (i) register any transfer of Shares on its register of members if such Shares have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) treat as owner of such Shares, or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares have been so transferred.
11.    No Right to Continuous Service. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Grantee’s Continuous Service at any time.
12.    Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, courier service or personal delivery:
If to the Company:
Greenlight Capital Re, Ltd.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110

Grand Cayman, KY1-1205
Cayman Islands
Facsimile: (345) 745-4576

If to the Grantee, at the Grantee’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
13.    Bound by Plan. By signing this Agreement, the Grantee acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all of the terms and provisions of the Plan.
14.    Beneficiary. The Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.
15.    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Grantee and the beneficiaries, executors and administrators, heirs and successors of the Grantee.
16.    Amendment of Restricted Stock Award. Subject to Section 17 of this Agreement, the Board at any time and from time to time may amend the terms of this Restricted Stock Award; provided, however, that the Grantee’s rights under this Restricted Stock Award shall not be impaired by any such amendment unless (i) the Company requests the Grantee’s consent and (ii) the Grantee consents in writing.
17.    Adjustment Upon Changes in Capitalization. Restricted Stock Awards may be adjusted as provided in the Plan including, without limitation, Section 11 of the Plan. The Grantee, by his execution and entry into this Agreement, irrevocably and unconditionally consents and agrees to any such adjustments as may be made at any time hereafter.
18.    Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the laws of the Cayman Islands.
19.    Severability. Every provision of this Agreement is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.
20.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Agreement.

21.    Limitation of Rights. Nothing in this Agreement or the Plan shall be construed to give the Grantee any right to future Awards under the Plan or otherwise.
22.    Entire Agreement and Effectiveness. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the grant of Restricted Shares to the Grantee in 2018 as contemplated in the Employment Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Employment Agreement.
23.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 15th day of March, 2018.

GREENLIGHT CAPITAL RE, LTD.

/s/ Tim Courtis
By: Tim Courtis
Title: Chief Financial Officer

/s/ Simon Burton
Simon Burton